United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

April 16, 2013

Date of Report
[Date of Earliest Event Reported]

CAPITAL GROUP HOLDINGS, INC.
 (Exact name of Registrant as specified in its Charter)

Minnesota	000-17064	41-1430130
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

16624 North 90th Street, Suite 200, Scottsdale, AZ 85260
(Address of Principal Executive Offices, including zip code)

(480) 998-2100
(Registrant’s Telephone Number, including area code)

___________________________________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2013, in accordance with our By-Laws, our Board increased the number of seats on our Board of Directors to seven (7).

Also, on April 16, 2013, our Board appointed the following director to fill vacancies on our Board of Directors:

1.  Noel Guillama (Vice Chairman)

Since 2003, Mr. Noel J. Guillama has been Chairman and CEO of The Quantum Group, Inc., a Nevada corporation (formerly listed on the AMEX-NYSE QGP, now a private company) and it’s two key Subsidiaries Quantum Innovations, Inc., a healthcare information technology company and Renaissance Health Systems, Inc., an IPA with approximately 2,000 contracted physicians in the State of Florida.  From 1996 to 2000 Mr. Guillama was Founder, Chairman, President and Chief Executive Officer of Metropolitan Health Networks, Inc. of West Palm Beach, Florida, (NYSE:MDF) from its inception in January 16, 1996, to February 1, 2000. Metropolitan, at the time of Mr. Guillama's departure, realized revenues of $120 million. Prior to this, Mr. Guillama was Vice President of Development for MedPartners, Inc. (NYSE:DRX), a Birmingham, Alabama, based physician practice management company. In addition, Mr. Guillama serves as a director and executive committee member of the Florida International University Foundation, Inc.  (FIU Foundation), a direct support organization that currently manages and administers over $200 million for the advancement of Florida International University and its objectives.  Since 1984, Mr. Guillama has served as Chairman of Guillama, Inc. which has controlled Mr. Guillama’s other interests in healthcare, technology and real estate ventures.   In addition, Mr. Guillama has been licensed by the State of Florida as:  a building contractor since 1984; a real estate broker since 1980; and an insurance broker since 1990.  Mr. Guillama has been granted 2 US Patents and currently has 20 patent pending applications involving healthcare and cloud technology.

Following Mr. Gullama’s appointment, our Board of Directors consists of the following individuals:

1.  Erik J. Cooper (Chairman)

2.  Noel Guillama (Vice Chairman)

3.  Eric Click

4.  Michael Blumhoff, MD

5.  Jean Rice

6.  Joel V. Brill, MD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2013	Capital Group Holdings, Inc. /s/ Erik J. Cooper By: Erik J. Cooper Its: Chief Executive Officer (Principal Executive Officer)